EXHIBIT (h)(3)

Form of

EATON VANCE NEXTSHARES TRUST II

NEXTSHARES OPERATIONS AGREEMENT

AGREEMENT made this ___ day of ________, 2015, between Eaton Vance NextSharesTM Trust II, a Massachusetts business trust (the “Trust”) on behalf of its series listed on Appendix A (each referred to herein as the “Fund”), and Eaton Vance Management, a Massachusetts business trust ( “EVM”).

1.  Duties of EVM.  The Fund hereby employs EVM to provide the services necessary in order for the Fund to operate as a NextShares exchange-traded managed fund (“NextShares”) pursuant to the exemptive order issued to the Trust, EVM and others on December 2, 2014 and any amendments thereto (the “Order”), subject to the supervision of the Board of Trustees of the Trust (“Board”) for the period and on the terms set forth in this Agreement.

EVM hereby accepts such employment, and agrees to provide  the services necessary to operate as a NextShares, including (i) assisting portfolio management in establishing the basket of securities, other instruments and/or cash to be accepted or delivered as consideration for transactions in Fund shares and communicating the basket as needed, (ii) determining the transaction fees to be applicable to transactions in Fund shares and communicating it as needed, (iii) overseeing the calculation of intraday indicative net asset values by an independent third party, and (iv) maintaining a website that is publicly accessible at no charge that contains information about the Fund as required by the Order.  In connection with providing services hereunder, EVM shall be subject to the applicable requirements of the Trust’s Declaration of Trust, By-Laws, and registration statement filed under the Investment Company Act of 1940, as amended (the “1940 Act”), and any Fund compliance procedures adopted by the Board, including the Procedures for Operation of NextShares Exchange-Traded Managed Funds, all as may be amended from time to time.  EVM shall pay the salaries and compensation of all personnel of EVM performing services for the Fund pursuant to this Agreement.

In performing its services under this Agreement, EVM shall for all purposes herein be deemed to be an independent contractor and shall, except as otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund except to the extent provided herein.

In performing its services under this Agreement, EVM shall not be deemed to have assumed any duties with respect to, and shall not be responsible for, management of the Fund’s assets or the rendering of investment advice and supervision with respect thereto, administration of the Fund’s business affairs or the distribution of shares of the Fund, nor shall EVM be deemed to have assumed or have any responsibility with respect to functions specifically assumed by any transfer agent, custodian or shareholder servicing agent of the Fund.

2.

Compensation.  For its services hereunder, EVM shall be entitled to receive a fee equal to 0.05% of the Fund’s average daily net assets per annum.  Such compensation shall be paid monthly in arrears.  The Fund’s daily net assets shall be computed in accordance with the Declaration of Trust of the Trust and any applicable votes and determinations of the Board. In case of initiation or termination of the Agreement during any month with respect to the Fund, the fee for that month shall be based on the number of calendar days during which it is in effect. EVM may, from time to time, waive all or a part of the above compensation.

3.

Allocation of Charges and Expenses.  It is understood that the Fund will pay all its expenses other than those expressly stated to be payable by EVM hereunder, which expenses payable by the Fund shall include, without implied limitation, any fees payable to third parties in connection with the determination of Fund transaction fees and agents employed by the Fund to calculate intraday indicative net asset values.

4.

Required Licenses.  EVM represents and warrants that it has and will have at all times during term of this Agreement all necessary licenses and intellectual property required for the Fund to use the “NextShares” name and to operate as an exchange traded managed fund in accordance with the Order and for EVM to perform its services hereunder.  EVM shall be responsible for any fees payable pursuant to any and all such licenses and intellectual property.

5.

Other Interests.  EVM or its subsidiaries or affiliates may enter into advisory, management, administration or operating agreements or other contracts or relationship with other companies or entities.  The services of EVM to the Fund under this Agreement are not to be deemed to be exclusive, EVM being free to render services to others and engage in other business activities.

6.

Limitation of Liability.  In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of EVM, EVM shall not be subject to liability to the Fund or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder or for any losses which may be sustained in the acquisition, holding or disposition of any security or other investment.

Each party expressly acknowledges the provision in the other party’s Agreement and Declaration of Trust limiting the personal liability of trustees, officers and shareholders, and each party hereby agrees that it shall only have recourse to the assets of the other party for payment of claims or obligations arising out of this Agreement and shall not seek satisfaction from the Trustees, officers or shareholders of the other party.

7.

Duration and Termination of this Agreement.  This Agreement shall become effective on the date first stated above, and, unless terminated as herein provided, shall remain in full force and effect for two years from such date and shall continue in full force and effect indefinitely thereafter, but only so long as such continuance after such date is specifically approved at least annually (i) by the Board and (ii) by the vote of a majority of those Trustees of the Trust who are not “interested persons” of EVM, as defined in the 1940 Act (“Independent Trustees”).

Either party hereto may, at any time on sixty (60) days’ prior written notice to the other, terminate this Agreement without the payment of any penalty, by action of Trustees of the Trust or EVM, as the case may be.

8.

Amendments of the Agreement.  This Agreement may be amended by a writing signed by both parties hereto, provided that no amendment to this Agreement shall be effective until approved by vote of the Board, including a majority of the Independent Trustees.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

EATON VANCE NEXTSHARES TRUST II		EATON VANCE MANAGEMENT
By:		By:
	James F. Kirchner		Maureen A. Gemma
	Treasurer		Vice President

2